As filed with the Securities and Exchange Commission on  March [__], 2016.
Registration No. [______________]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
AMENDMENT NO. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Phoenix Apps Inc.
(Exact name of registrant as specified in its charter)

Nevada	7371	61-1779183
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125-720 King Street West
Suite 2000
Toronto, Ontario M5V 3S5, Canada
Telephone: (239) 451-3016
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 Resident Agents of Nevada, Inc.
711 S. Carson Street, Suite 4
Carson City, Nevada 89701
Telephone: (775) 882- 4641
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William R. Eilers, Esq. Eilers Law Group P.A. 1000 Fifth Street, Suite 200 Miami Beach, Florida 33139 Telephone: (786) 273-9152 Facsimile: (305) 900-3144
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	15,000,000	$0.01	$150,000	$15.11

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion	dated [ March __, 2016]

15,000,000 Shares
Common Stock

PHOENIX APPS INC.

This is the initial public offering of our common stock. We are offering all of the shares offered by this prospectus. We are offering the shares at a price of $0.01 per share.

This prospectus relates to our offering of 15,000,000 new shares of our common stock at a fixed offering price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. We have not made any arrangements to place funds raised in this offering in an escrow, trust or similar account. Any investor who purchases shares in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, if we file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.

Assuming all 15,000,000 shares are sold in this offering, our officers and directors would own, in the aggregate, 66.89% of our issued and outstanding common stock after the offering.

The offering is being conducted on a self-underwritten, best efforts basis, which means our officers and directors will attempt to sell the shares with no commission or other remuneration payable to them for any shares they may sell.

There is no established public market for our common stock, and the offering price has been arbitrarily determined. Our common stock is not currently listed or quoted on any quotation service. Although we intend to apply for quotation on the OTCQB through a market maker, there can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.

This offering will be open until the earlier of: (i) the maximum amount of shares have been sold; or (ii) nine months from the date of effectiveness of this registration statement of which this prospectus forms a part. We retain the right to extend the offering period beyond nine months. We retain the right to close the offering at any time and there is no minimum offering required for this offering to close.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or any free writing prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

PROSPECTUS SUMMARY
The following summary highlights information appearing elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock.  You should read this entire prospectus carefully.  In particular, you should read the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes relating to those statements included elsewhere in this prospectus.  Some of the statements in this prospectus constitute forward-looking statements.  See “Information Regarding Forward-Looking Statements.”

We were originally organized as a corporation in the State of Nevada on November 18, 2015, and on November 30, 2015, we acquired a portfolio of mobile software applications for smartphones and tablets (“Apps”) pursuant to the Asset Purchase Agreement, by and between the Company and Corey Wadden and Saba Mirzaagha, both individuals residing in Ontario, Canada (“Asset Purchase Agreement”).  On November 30, 2015 we entered into the Asset Purchase Agreement, whereby we purchased the portfolio of Apps from Mr. Wadden and Mr. Mirzaagha for  an aggregate of $60,000 and entered in to employment agreement with each of them.  Pursuant to the employment agreements, which are effective January 6, 2016, each of Mr. Wadden and Mr. Mirzaagha are required to devote at least ten (10) hours per week to the Company’s business during their term of employment, which is for a minimum of one (1) year.  After one (1) year, either party may terminate the agreement upon sixty (60) days notice to the other party.  Under the employment agreements, each will: be paid five hundred dollars ($500.00) for the first three (3) months following the effective date of January 6, 2016, and one thousand dollars ($1,000.00) per month thereafter; be issued 150,000 restricted shares of the Company’s common stock effective November 30, 2015; and be appointed to our Board of Directors.  In addition, after the effective date of January 6, 2016, as an incentive payment, each of Mr. Wadden and Mr. Mirzaagha will be paid ten percent (10%) of the Company’s profits (with “profits” defined as the Company’s total revenue minus total expenses) on an annual basis while they are employed by the Company, pro-rated for partial years.  See “Executive Compensation”.

Our portfolio of Apps includes 53 Apps, with 5 Apps in the games category, 14 Apps in the utilities category, 1 App in the news category, 27 Apps in the reference category, 5 Apps in the lifestyle category, and 1 App in the photo/video category.  Consumers download our Apps through the Apple App Store or the Amazon App Store.  We currently generate revenue from sales of our Apps and minimal revenue from advertisements published on certain Apps.

Going Concern
The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not established an ongoing source of revenues sufficient to cover its operating cost, and requires additional capital to commence its operating plan. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.  These factors raise substantial doubt about its ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plan to obtain such resources for the Company include: sales of equity instruments; traditional financing, such as loans; and obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations.  However, there is no assurance that the Company will attain profitability. The financial statements accompanying this prospectus do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Emerging Growth Company.
The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.0 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

For certain risks related to our status as an emerging growth company, see the disclosure elsewhere in this prospectus under “Risk Factors – Risks Related To An Emerging Growth Company". We will face new challenges, increased costs and administrative responsibilities as a public company, particularly after we are no longer an “emerging growth company” and under “Emerging Growth Company Status”.

CORPORATE INFORMATION
We were originally organized as a corporation in the State of Nevada on November 18, 2015, and on November 30, 2015, we acquired a portfolio of mobile software applications for smartphones and tablets (“Apps”) from Corey Wadden and Saba Mirzaagha, both individuals residing in Ontario, Canada.  We purchased the portfolio of Apps from Mr. Wadden and Mr. Mirzaagha for $60,000 and entered in to employment agreement with each of them.  See “Executive Compensation” for a description of the employment agreements.

The Offering

Common stock offered by us	15,000,000 shares.

Common stock outstanding after giving effect to this offering	45,300,000 shares.

Use of proceeds
We estimate that the proceeds from this offering will be $150,000, assuming an initial public offering price of $0.01 per share and selling all of the shares offered. If we are able to sell only a small portion of the shares offered, then the proceeds from this offering will be significantly less than $150,000, or the proceeds will be non-existent in the event we are unable to sell any shares.

In the event we sell all of the offered shares, we intend to use the proceeds from this offering to hire two (2) application developers, one (1) application designer, and for general and administrative expenses.

 See “Use of Proceeds” for more information on how we intend to use the proceeds from this offering.

Risk factors
You should carefully read and consider the information set forth under “Risk Factors” beginning on page 6 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

Listing	We intend to list the common stock on OTCQB under the symbol “PHAP”.

Dividend policy
We currently do not intend to pay dividends following this offering. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. See “Dividend Policy.”

Summary Financial Data

The table included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” summarizes certain of our financial data. We derived the summary statement of operations data for the period from November 30, 2015 to December 31, 2015, the period from January 1, 2015 to November 29, 2015 , and the year (twelve months) ended December 31, 2014 from our audited financial statements included elsewhere in this prospectus. The results for any interim period are not necessarily indicative of the results that may be expected for future periods. Additionally, historical results are not necessarily indicative of the results expected for any future period.

You should read the summary financial data included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” together with our financial statements included elsewhere in this prospectus including the related notes thereto appearing elsewhere in this prospectus, as well as “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

Risk factors

Any investment in our common stock involves a high degree of risk, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Information Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS AND OUR FINANCIAL CONDITION

Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

The audited financial statements for the year (twelve months) ended December 31, 2014, the period from January 1 , 2015 to November 29 , 2015, and from November 30 , 2015 to December 31, 2015, were prepared under the assumption that we would continue our operations as a going concern which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  Our independent registered public accounting firm has included “going concern” notes it its reports on the foregoing financial statements that the Company has not had significant revenues and requires additional capital, and that the Company has not established an ongoing source of revenues sufficient to cover its operating cost and requires additional capital to commence its operating plan.  Uncertainty regarding our ability to continue as a going concern may hinder our ability to obtain future financing. Continued operations and our ability to continue as a going concern are dependent on our ability to obtain additional funding in the near future and thereafter, and there are no assurances that such funding will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. Without additional funds from sales of equity instruments; traditional financing, such as loans; obtaining capital from management and significant stockholders; and sales of Apps, we will exhaust our resources and will be unable to commence our operating plan. If we cannot obtain adequate capital our stockholders would likely lose most or all of their investment in us.

If we are unable to maintain a good relationship with Apple and Amazon, our business will suffer.

The Apple App Store and the Amazon App Store are our primary distribution, marketing, promotion and payment platform for our Apps. We expect to generate substantially all of our revenue through those platforms for the foreseeable future. Any deterioration in our relationship with Apple or Amazon would harm our business and adversely affect the value of our stock.

We are subject to Apple’s and Amazon’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of games and other applications on their platform.

Our business would be harmed if:
•	Apple or Amazon discontinues or limits access to its platform by us and other app developers;
•	Apple or Amazon removes one of our revenue-producing Apps from their store;
•	Apple or Amazon modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or change how the personal information of its users is made available to application developers on the their platform or shared by users from Apple's and Amazon’s strong brand recognition and large user base.

If Apple or Amazon lose their market position or otherwise fall out of favor with Internet users, we would need to identify alternative channels for marketing, promoting and distributing our Apps, which would consume substantial resources and may not be effective. In addition, Apple and Amazon have broad discretion to change their terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us.

We operate in a new and rapidly changing industry, which makes it difficult to evaluate our business and prospects.

Mobile apps, from which we expect to derive all of our revenue, is a new and rapidly evolving industry. The growth of the mobile app industry and the level of demand and market acceptance of our Apps are subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the mobile app industry, many of which are beyond our control, including:

•	changes in consumer demographics and public tastes and preferences;
•	the availability and popularity of other forms of entertainment;
•	the worldwide growth of personal computer, broadband internet and mobile device users, and the rate of any such growth; and

•	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending.

Our ability to plan for app development, distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our current and potential users. New and different types of entertainment may increase in popularity at the expense of mobile apps. A decline in the popularity of apps in general, or our Apps in particular, would harm our business and prospects.

We have a new business model and a short operating history, which makes it difficult to evaluate our prospects and future financial results and may increase the risk that we will not be successful.

Corey Wadden and Saba Mirzaagha from whom we purchased the Apps didn’t begin operations in in the mobile apps business until November 2012, and we have a short operating history and a new business model, which makes it difficult to effectively assess our future prospects.

Our growth depends on our ability to consistently launch new apps that achieve significant popularity. Each of our Apps requires significant engineering, marketing and other resources to develop, launch and sustain via regular upgrades. Our ability to successfully launch, sustain and expand apps and attract and retain a user-base largely will depend on our ability to:

•	anticipate and effectively respond to changing app interests and preferences;
•	anticipate or respond to changes in the competitive landscape;
•	anticipate or respond to changes in the competitive landscape;
•	effectively market new apps and enhancements to our existing users and new users;

•	minimize launch delays and cost overruns on new apps; and

•	minimize downtime and other technical difficulties.

If our Apps do not maintain their popularity, our results of operations could be harmed.

In addition to creating new apps that are attractive to a significant number of users, we must extend the life of our existing Apps, in particular our most successful Apps. For an App to remain popular, we must constantly enhance, expand or upgrade it with new features users find useful. Such constant enhancement requires the investment of significant resources, particularly with older Apps, and such costs on average have increased. We may not be able to successfully enhance, expand or upgrade our current Apps.

Our Apps target a specific market, and may be negatively impacted by updates to the Android platform and unfavorable reviews, which could harm our business and results of operations.

Because our Apps are very specific on what they can do there is potential for them to be serving too narrow of a market. Another risk posed to our Apps are updates to the Android platform, which could render some of our Apps or their features obsolete. In addition, negative reviews or ratings by app users could lower the number of downloads of our Apps.  Each of the foregoing could harm our business and results of operations.

Any failure or significant interruption in our network could impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our Apps and to user satisfaction. Our Apps run on a complex distributed system, or what is commonly known as cloud computing. This system is operated by third parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue.

Security breaches, computer viruses and computer hacking attacks could harm our business and results of operations.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry, and may occur on our systems in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and operating results.

We face significant competition, there are low barriers to entry in the search engine optimization industry, and competition is intense.

The search engine optimization industry is highly competitive, and we expect more competitors to emerge. We face competition from a number of competitors who offer search engine optimization software.  Some of these current, emerging and potential competitors have significant resources for developing or acquiring additional software solutions, and have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the search engine optimization.  Increased competition could result in loss of existing customers or reduce our ability to acquire new customers, both of which could harm our business.

There are low barriers to entry in the app industry, and competition is intense.

The app industry is highly competitive, with low barriers to entry and we expect more companies to enter the sector and a wider range of apps to be introduced. In addition, we have limited experience in developing apps for mobile and other platforms and our ability to succeed on those platforms is uncertain. As we continue to devote resources to developing apps for those platforms, we will face significant competition from established companies and new-comers.  Some of these current, emerging and potential competitors have significant resources for developing apps, and have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the market for mobile apps.  Increased competition could result in loss of existing users or reduce our ability to acquire new users, both of which could harm our business.

We may in the future be, subject to intellectual property disputes, which are costly to defend and could require us to pay significant damages and could limit our ability to use certain technologies in the future.

We may face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors, non-practicing entities and former employers of our personnel. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. As the result of any court judgment or settlement we may be obligated to cancel the launch of a new App, stop offering an App or certain features of an App, pay royalties or significant settlement costs, purchase licenses or modify our Apps and features while we develop substitutes.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, and other intellectual property rights as critical to our success and we rely on trade secret protection and copyright law to protect our proprietary rights.  However, trade secret protection and copyright law may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others. Further, in some instances we may be required to obtain licenses to intellectual property in lieu of ownership. Such licenses may be limited in scope and require us to renegotiate on a frequent basis for additional use rights. Moreover, to the extent we only have a license to any intellectual property used in our software, there may be no guarantee of continued access to such intellectual property, including on commercially reasonable terms.

We could be required to cease certain activities and/or incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

Some of our competitors may own technology patents, copyrights, trademarks, trade secrets and website content, which they may use to assert claims against us. In recent years, there has been significant litigation involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights. As we face increasing competition and as litigation becomes a more common way to resolve disputes, we face a higher risk of being the subject of intellectual property infringement claims. We cannot assure you that we will not become subject to claims that we have misappropriated or misused other parties’ intellectual property rights. If we are sued by a third party that claims that our technology infringes its rights, the litigation (with or without merit) could be expensive and could divert our management resources.

The results of any intellectual property litigation to which we might become a party may require us to do one or more of the following:

•	cease making, selling, offering for sale or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us, such payments or costs could have a material adverse effect upon our business and financial results.

Programming errors or flaws in our Apps could harm our reputation or decrease market acceptance of our Apps, which would harm our operating results.

Our Apps may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch, particularly as we launch new Apps and rapidly release new features to existing Apps under tight time constraints. Further, if we utilize application developers in India and/or China, we believe there is an increased likelihood that our Apps may contain errors, bugs, flaws or corrupted data.  We believe that if our users have a negative experience with our Apps, they may be less inclined to continue or resume using them or recommend our Apps to other potential users. Undetected programming errors, App defects and data corruption can disrupt our operations, adversely affect the experience of our users.

Our business is subject to a variety of other U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including laws regarding consumer protection, intellectual property, export and national security, that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our Apps, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

If we fail to keep up with technological developments and evolving user expectations, we may fail to maintain or attract customers or generate revenues, and our business and operating results may be materially and adversely affected.

We operate in a market characterized by rapidly changing technologies, evolving industry standards, new product and service announcements, new generations of product enhancements and changing user expectations. Accordingly, our performance and the ability to further monetize our Apps will depend on our ability to adapt to these rapidly changing technologies and industry standards, and our ability to continually innovate in response to both evolving demands of the marketplace and competitive products. There may be occasions when we may not be as responsive as our competitors in adapting our existing software to changing industry standards and the needs of our users.

We intend to devote resources aimed at developing new software applications and enhancing our existing software. We may not be able to effectively integrate new software applications or enhance our existing software on a timely basis or at all, which may decrease user satisfaction with our services. Such new software applications or enhancements to our existing software, even if developed or integrated, may not function as expected or may be unable to attract and retain a substantial number of users to use our products. Our failure to keep pace with rapid technological changes and evolving user expectations may cause us to fail to retain or attract users or generate revenues, and could have a material and adverse effect on our business and operating results.

A relatively small percentage of our Apps account for a large portion of our revenue, and if we are unable to continue to retain users of such Apps or create new profitable Apps, our revenue could be harmed.

A relatively small portion of our Apps account for a large portion of our revenue. For example, approximately thirty percent (30%) of our Apps accounted for approximately eighty percent (80%) of our revenue in 2015.  If we cannot obtain additional users to purchase our Apps, our business would be harmed.

We may not attain profitability in the future.

We expect to make significant investments in growing our business and significantly increase our use of independent contractors, which could further reduce our ability to attain profitability. In addition, as a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. As a result of these increased expenditures, our ability to become profitable in the future could become more difficult. In future periods, our revenue could decline or grow more slowly than we expect. We also may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors. Accordingly, we may not be able to attain profitability, and we may continue to incur losses in the future.

The past profits and sales related to the Apps may not be indicative of future expected sales.

Due to the nature of App sales, there is no guarantee that past revenues correlate with future expected sales.  There is a possibility that the Apps currently owned by the Company will not be able to generate any significant future sales and therefore are susceptible to possible impairment.

We may experience fluctuations in our quarterly operating results due to a number of factors, which make our future results difficult to predict.

Our revenue and other operating results could vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. In addition, we may not be able to accurately predict our future revenue or results of operations. We base our current and future expense levels on our internal operating plans and forecasts, and some of our operating costs are to a large extent fixed in the near term. As a result, we may not be able to reduce our costs quickly enough to compensate for an unexpected shortfall in revenue, and even a small shortfall in revenue could adversely affect financial results for that quarter.

Becoming a public company will increase our compliance costs significantly and require the expansion and enhancement of a variety of financial and management control systems and infrastructure and the hiring of significant additional qualified personnel.

Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), or the other rules and regulations of the Securities and Exchange Commission (SEC), or any securities exchange relating to public companies. We are working with our legal, independent accountants and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include financial planning and analysis, tax, corporate governance, accounting policies and procedures, internal controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We expect that we will make significant changes in these and other areas in the near future. However, the expenses that will be required in order to adequately prepare for being a public company will be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management and will also require us to successfully hire and integrate a significant number of additional qualified personnel into our existing finance, legal, human resources and operations departments.

Our two (2) employees are only part-time and the loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of our two (2) employees, Corey Wadden and Saba Mirzaagha. Although we have entered into employment agreements with both of Messrs. Wadden and Mirzaagha, these employees are required to devote only ten (10) hours of working time and attention to our business.  The initial employment period for Messrs. Wadden and Mirzaagha is one (1) year and thereafter either party may terminate the employment agreement upon sixty (60) days notice.  The loss of either of Messrs. Wadden or Mirzaagha could disrupt our current Apps, delay new app development, and decrease user retention, which would have an adverse effect on our business.  In addition, since our two (2) employees are only required to devote ten (10) hours per week to our affairs, it may have a negative impact on our business and planned operations.  Further, we cannot prevent either of Messrs. Wadden or Mirzaagha from terminating their employment with us at any time.

In addition, Messrs. Wadden and Mirzaagha currently provide their services to others in the business of developing, marketing and selling mobile applications.  There can be no assurance that concepts for mobile applications developed by either of them will be presented to the Company for consideration.

As we grow, we cannot guarantee we will be able to attract the personnel we need to maintain our competitive position. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We are obligated to pay 10% of our profits to each of Mr. Wadden and Mr. Mirzaagha as long as they are employed by the Company and this may negatively impact our business and results of operations.

In connection with the employment agreements the Company entered into with each of Messrs. Wadden and Mirzaagha, the Company agreed to pay each of them ten percent (10%) (20% in the aggregate) of the Company’s profits (with “profits” defined as the Company’s total revenue minus total expenses) on an annual basis while they are employed by the Company, pro-rated for partial years.  The obligation to make such payments to Messrs. Wadden and Mirzaagha only lasts as long as each of them are employed by the Company and may have a negative impact on our business and results of operations.

We are dependent on a single web hosting service provider and any failure or significant interruption in our network could impact our operations and harm our business.

We use a single web hosting service provider.  We do not control the operation of their facilities. Our web hosting service provider has no obligation to renew its agreement with us on commercially reasonable terms, or at all. If we are unable to renew this agreement on commercially reasonable terms, or if our web hosting service provider or its facilities are acquired, we may be required to transfer to another web hosting service provider, and we may incur significant costs and possible lengthy service interruptions in connection with doing so.

Problems faced by our third-party web hosting service provider, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our users. Our third-party web hosting service provider could decide to close its facility without adequate notice. Any financial difficulties, such as bankruptcy, faced by our third-party web hosting service provider or any of the service providers with which we or it contract may have negative effects on our business, the nature and extent of which are difficult to predict. Any changes in third-party service levels at our web hosting service provider or any errors, defects, disruptions, or other performance problems with our Apps could adversely affect our reputation and adversely affect the user experience. If our Apps are unavailable when users attempt to access them users may stop using our Apps. Interruptions in our Apps might reduce our revenue, subject us to potential liability, or adversely affect our user retention rates.

To the extent that our disaster recovery systems are not adequate, or we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and operating results may suffer. We do not currently have any insurance, and any insurance we may obtain in the future may be insufficient to compensate us for any losses.

We will need to continue to expand and enhance our network infrastructure to accommodate the growth of our business.

We rely on our internal network infrastructure to manage our operations and to provide us with the data we need to analyze the performance of our business and to report our operational and financial performance accurately. We plan to invest in expanding and enhancing our network systems which could involve additional purchases of computer hardware and software as well as the hiring of additional operations personnel. We may not be able to successfully install and implement any new computer hardware and software needed to enhance our operational systems and we may not be able to attract a sufficient number of additional qualified operations personnel. If we are unable to successfully expand and enhance our network infrastructure and operational systems, or experience difficulties in implementing such systems, our business could be harmed.

Catastrophic events may disrupt our business.

Our systems and operations are vulnerable to damage or interruption from fires, floods, power losses, telecommunications failures, cyber attacks, terrorist attacks, acts of war, human errors, break-ins and similar events. Additionally, we rely on our network, data centers and third-party infrastructure and enterprise applications, internal technology systems and our website for our development, marketing and operational support activities. In the event of a catastrophic event, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our software development, lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could have an adverse effect on our future operating results.

Security breaches could harm our business.

Security breaches have become more prevalent in the technology industry. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect, use, store and disclose, but there is no guarantee that inadvertent (e.g., software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized data access or use will not occur despite our efforts. Although we have not experienced any material security breaches to date, we have in the past experienced and we may in the future experience attempts to disable our systems or to breach the security of our systems. Techniques used to obtain unauthorized access to personal information, confidential information and/or the systems on which such information are stored and/or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures.

If an actual or perceived security breach occurs, the market perception of our security measures could be harmed and we could lose sales and users and/or suffer other negative consequences to our business. A security breach could adversely affect the user experience and cause the loss or corruption of data, which could harm our business, financial condition and operating results. Any failure to maintain the security of our infrastructure could result in loss of personal information and/or other confidential information, damage to our reputation and user relationships, early termination of our contracts and other business losses, indemnification of our users, financial penalties, litigation, regulatory investigations and other significant liabilities. In the event of a major third-party security incident, we may incur losses in excess of their insurance coverage. Further, we do not have insurance currently, and certain incidents that we can experience may not be covered by any insurance that we may carry in the future.

If we fail to maintain our brand or further develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our Apps and attracting new users. Brand promotion activities may not generate consumer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. In addition, our brand can be harmed if we experience adverse publicity for our Apps for any reason, including due to “bugs,” outages, security breaches or violations of laws. If we fail to successfully promote and maintain our brand, or incur substantial expenses, we may fail to attract or retain user necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad user adoption of our Apps.

Because the Company’s sole executive officer and its directors and assets are located outside the United States, in China and Canada, investors may experience difficulties in attempting to effect service of process and to enforce judgments based upon U.S. federal securities laws against the company and its sole officer and its directors.

While we are organized under the laws of State of Nevada, our sole executive officer and our directors are non-U.S. residents and our operations and assets are located outside the United States (specifically in Canada). Consequently, it may be difficult for investors to effect service of process on our sole officer and our directors in the United States and to enforce in the United States judgments obtained in United States courts against any of them based on the civil liability provisions of the United States securities laws, enforce United States judgments in a Chinese or Canadian court based on the civil liability provisions of the United States securities laws or bring an original action against them in a Chinese or Canadian court to enforce liabilities based upon the United States federal securities laws. Since all our assets will be located outside U.S. it may be difficult or impossible for U.S. investors to collect a judgment against us.

We may need to raise additional funds in the future to achieve our current business strategy and our inability to obtain funding will cause our business to fail.

We may need to raise additional funds through public or private debt or equity sales in order to fund our future operations and fulfill our business plan in the future. These financings may not be available when needed. Even if these financings are available, they may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing could have an adverse effect on our ability to implement our current business plan and develop our properties and products, and as a result, could require us to diminish or suspend our operations and possibly cease our existence.

 RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

An active trading market for our common stock may not develop, and you may not be able to resell your shares of our common stock at or above the initial public offering price.

Prior to this offering, there has been no public market for shares of our common stock. Although we anticipate our common stock being approved for listing on OTCQB, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price of our common stock was arbitrarily determined by our Chief Executive Officer. This initial public offering price may not be indicative of the market price of our common stock after this offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell.

Even if an active trading market were to develop for our common stock, fluctuations in our financial results may cause our stock price to fall.

Forecasting our future revenue is difficult. We are devoting most of our financial resources to the further development of our existing Apps and the development of new Apps, and to expand the number of users of our Apps.  There can be no assurance we will successfully maintain our current user base or be able to grow our user base.  The level of market acceptance of our Apps may change rapidly. We may in the future incur losses and experience negative cash flow, either or both of which may be significant and may cause our quarterly revenue and operating results to fluctuate significantly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

Assuming we are approved for listing on OTCQB, the trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Our executive officer, Yi Xing Wang, and members of our Board of Directors (Yi Xing Wang, and Corey Wadden and Saba Mirzaagha after their appointment to the Board of Directors in connection with this Registration Statement becoming effective and the Company selling the full amount of common stock registered hereby), will continue to have substantial control over us after this offering and could delay or prevent a change in control of our company.

After the completion of this offering and the appointment of Corey Wadden and Saba Mirzaagha to or Board of Directors, our officers and directors will beneficially own, in the aggregate, 66.89% of our outstanding common stock and Yi Xing Wang will own 66.23%, and Corey Wadden and Saba Mirzaagha will each own 0.33% of our outstanding common stock. As a result, they will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, officers and directors will have substantial influence over the management and affairs of our Company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

-	delaying, deferring or preventing our change in control;

-	impeding a merger, consolidation, takeover or other business combination involving us; or

-	discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

Our management has broad discretion in the use of the proceeds from this offering and may not use them effectively.

Although we currently intend to use the proceeds from this offering in the manner described in the section entitled “Use of Proceeds,” our management will have broad discretion in the application of any balance of the proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline, and delay the further development of our software. Pending their use, we may invest the proceeds from this offering in a manner that does not produce income or that loses value.

Even if there is no immediate need for capital, we may choose to issue debt or shares of our common stock or preferred stock in the future and such issuances, if any, could have a dilutive effect on your investment.

We may choose to issue debt or shares of our common stock or preferred stock for investment, acquisition or other business purposes. Even if there is not an immediate need for capital, we may choose to issue securities to sell in public or private equity markets if and when conditions are favorable. In the event that future events occur that negatively affect our business, we may be forced to raise funds at times where the price we receive is unfavorable to current stockholders.  Raising funds by issuing securities would dilute the ownership interests of our existing stockholders. Additionally, if we issue preferred stock in the future, such preferred stock could have rights, preferences or privileges senior to the rights of existing holders of our common stock.

We cannot assure you that we will declare dividends or have the available cash to make dividend payments, and as a result you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

Although we do not currently intend to pay dividends, to the extent we decide in the future to pay dividends on our common stock, we will pay such dividends at such times and in such amounts as the board of directors determines appropriate and in accordance with applicable law. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. There can be no assurance that we will pay dividends going forward or as to the amount of such dividends. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Anti-takeover provisions under Nevada law could discourage, delay or prevent a change in control of the Company and may affect the trading price of our common stock.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a third party from acquiring our Company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our common stock is and will be subordinate to all of our existing and future indebtedness.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Our common stock may be subject to regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for your common stock and could limit your ability to sell your securities in the secondary market.

If you invest in shares of our common stock in this offering, your investment will be immediately diluted.

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering.  See “Dilution.”

The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

RISKS RELATED TO AN EMERGING GROWTH COMPANY

We will face new challenges, increased costs and administrative responsibilities as a public company, particularly after we are no longer an “emerging growth company.”

Upon the effectiveness of this registration statement, we intend to file a Form 8-A registration statement, making us a fully reporting company and subject of the reporting requirements under Section 14 of the U.S. Securities Exchange Act of 1934. As a fully reporting company, we will need to comply with certain laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, certain regulations of the Securities and Exchange Commission, or SEC, and certain of the OTCQB listing rules applicable to public companies, should we obtain a listing of our common stock on the OTCQB. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will significantly increase our costs and expenses.

We will need to:

-	institute a more comprehensive compliance framework;

-	update, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes-Oxley and the related rules and regulations of the SEC;

-	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

-	revise our existing internal policies, such as those relating to disclosure controls and procedures and insider trading;

-	comply with SEC rules and guidelines including a requirement to provide our consolidated financial statements in interactive data format using eXtensible Business Reporting Language;

-	involve and retain to a greater degree outside counsel and independent accountants in the above activities; and

-	enhance our investor relations function.

However, for as long as we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, we are permitted to, and intend to, take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We will remain an emerging growth company for up to five years, although we would cease to be an emerging growth company as of December 31 of a particular year (i) if we had gross revenue of $1 billion or more in such year, (ii) if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 in such year, (iii) if at any point in such year, we would have issued more than $1 billion of non-convertible debt during the three-year period prior thereto or (iv) on the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

-	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley;

-	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

-	submit certain executive compensation matters to shareholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

-	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, or Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act. In addition, we also expect that being a public company subject to these rules and regulations will make it more expensive for us to acquire and maintain adequate director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and share price.

As a publicly traded company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404(a) of Sarbanes-Oxley, which will require, beginning with the filing of our second annual report with the SEC, annual management assessments of the effectiveness of our internal control over financial reporting. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. During the course of our testing, we may identify material weaknesses that we may not be able to remediate in time to meet our deadline for compliance with Section 404.

Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time-consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 and, when applicable to us, our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, it could have a material adverse effect on our financial condition, results of operations and market for our common stock, and could subject us to regulatory scrutiny.

Information regarding forward-looking statements

This prospectus contains “forward-looking statements.” These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements included in this prospectus include statements regarding:

-	our ability to successfully compete in the markets in which we participate;

-	the condition of our facilities and equipment and the ability of both to operate at or above present levels;

-	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

-	the anticipated market opportunities, including ability to gain market share, for our services and planned services;

-	our use of the proceeds from this offering;

-	the expected increase in costs associated with maintaining compliance with requirements of being a public company;

-	our beliefs regarding our internal controls with respect to the preparation of our financial statements; and

-	our expectations regarding the impact of new accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

-	our ability to effectively compete in our markets;

-	the loss of our Chief Executive Officer, Mr. Yi Xing Wang, or our key employees, Mr. Wadden or Mr. Mirzaagha;

-	lack of development of an active trading market for our common stock;

-	the effect on our stock price of fluctuations in our financial results;

-	the substantial control that our CEO, Mr. Yi, Mr. Wadden and Mr. Mirzaagha will continue to have over us after this offering; and

-	our broad discretion in the use of the proceeds from this offering.

Many of these risks are discussed in greater detail under the heading “Risk Factors” in this prospectus. Each of the forward-looking statements included in this prospectus speak only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement was made.

Use of Proceeds

The principal purposes of this offering are to plan and develop new Apps.  All costs and expenses related to this registration statement have been paid already, therefore no expenses or costs will be deducted from the gross proceeds from this offering.  Assuming we sell all 15,000,000 shares of our common stock under this offering at an initial public offering price of $0.01 per share, the amount of proceeds available to the Company will be $150,000.  We intend to use the proceeds of this offering as follows:

Sale of 100% of the Offered Shares

If we sell one hundred percent (100%) of the shares offered hereunder, resulting in proceeds of $150,000, we intend to use the proceeds as follows:

-	$92,400 will be used to hire two (2) locally-based application developers for forty (40) hours per week each for one (1) year;
-	$18,000 will be used to hire one (1) locally-based application designer for forty (40) hours per week for one (1) year; and
-	$39,600 will be used for general and administrative expenses.

Sale of 75% of the Offered Shares

If we sell only seventy-five percent (75%) of the shares offered hereunder, resulting in proceeds of $112,500, we intend to use the proceeds as follows:

-	$78,000 will be used to hire two (2) locally-based application developers for thirty (30) hours per week each for one (1) year;
-	$12,000 will be used to hire one (1) locally-based application designer for forty (40) hours per week for one (1) year; and
-	$22,500 will be used for general and administrative expenses.

Sale of 50% of the Offered Shares

If we sell only fifty percent (50%) of the shares offered hereunder, resulting in proceeds of $75,000, we intend to use the proceeds as follows:

-	$48,000 will be used to contract with application developers in India and/or China for forty (40) hours per week for one (1) year;
-	$12,000 will be used to hire one (1) locally-based application designer for forty (40) hours per week for one (1) year; and
-	$15,000 will be used for general and administrative expenses.

Sale of 25% of the Offered Shares

If we sell only twenty-five percent (25%) of the shares offered hereunder, resulting in proceeds of $37,500, we intend to use the proceeds as follows:

-	$24,000 will be used to contract with application developers in India and/or China for twenty (20) hours per week for one (1) year;
-	$6,000 will be used to contract with application designers in India and/or China for twenty (20) hours per week for one (1) year; and
-	$7,500 will be used for general and administrative expenses.

Sale of up to 10% of the Offered Shares

If we sell only ten percent (10%) or less of the shares offered hereunder, resulting in proceeds of $15,000, we intend to use all of the proceeds as follows:

-	$12,000 will be used to contract with application developers in India and/or China for seven and one-half (7.5) hours per week for one (1) year;
-	$3,000 will be used to contract with application designers in India and/or China on an as needed basis.

Our expected use of proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the use set forth above. The amounts and timing of our actual use of the proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress, cost and results of our planned operations, expanding our services and customer base. As a result, our management will have broad discretion in the application of the proceeds, and investors will be relying on our judgment regarding the application of the proceeds from this offering.

Dividend policy

We have no current plans to pay dividends on our common stock. Our future dividend policy will depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors. In addition, any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

We were incorporated on November 18, 2015 and have not declared or paid any dividends on our common stock.

Capitalization

 The following table sets forth the capitalization of Phoenix Apps Inc., a Nevada Corporation, as of December 31, 2015 on an actual basis.

December 31, 2015
Actual
(Unaudited)

Cash and cash equivalents	$0
Stockholders' equity
Common stock, $0.002 par value, 190,000,000 shares authorized, 30,300,000 shares issued and outstanding, actual	60,600
Additional paid-in capital	12,500
Accumulated other comprehensive loss	0
Retained earnings (deficit)	(71,620)
Total stockholders' equity	1,480
Total capitalization	$1,480

Dilution

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering.

Dilution results from the fact that the per share offering price of the shares of common stock is substantially in excess of the net tangible book value per share attributable to the shares of common stock held by existing owners.

Our net tangible book value as of December 31, 2015 was $1,480, or $0.00005 per share of common stock. We calculate net tangible book value per share by taking the amount of our total assets, reduced by the amount of our total liabilities, and then dividing that amount by the number of shares of common stock outstanding.

After giving effect to our sale of the shares in this offering at the initial public offering price of $0.01 per share (assuming all of the shares offered are sold), our net tangible book value as of December 31, 2015 would have been $151,480 or $0.0033 per share of common stock. This represents an immediate increase in net tangible book value of $0.0033 per share of common stock to our existing owners and an immediate and substantial dilution in net tangible book value of $0.0067 per share of common stock to investors in this offering at the assumed initial public offering price.

The following unaudited table illustrates the dilution on a per share of common stock basis under the scenarios of the Company achieving the sale of 10%, 25%, 50%, 75% and 100% of this offering:

	If 10% of	If 25% of	If 50% of	If 75% of	If 100% of
	shares sold	shares sold	shares sold	shares sold	shares sold
Capital contribution of officers, directors, promoters, and affiliated persons	$73,100	$73,100	$73,100	$73,100	$73,100
Public contribution of purchasers in this offering	$15,000	$37,500	$75,000	$112,500	$150,000
Book value per share before offering	$0.00005	$0.00005	$0.00005	$0.00005	$0.00005
Book value per share after offering	$0.0005	$0.0011	$0.0020	$0.0027	$0.0033
Net increase to original shareholders	$0.0005	$0.0011	$0.0020	$0.0027	$0.0033
Decrease in investment to new shareholders	$0.0095	$0.0089	$0.0080	$0.0073	$0.0067
Dilution percentage to new shareholders	94.8%	89.0%	79.8%	72.9%	66.6%

The dilution information above is for illustration purposes only. Our net tangible book value following the consummation of this offering is subject to adjustment based on the actual initial public offering price of our shares and other terms of this offering determined at pricing.

Selected financial data

The table included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” summarizes certain of our financial data. We derived the summary statement of operations data for the period from November 30, 2015 to December 31, 2015, the period from January 1, 2015 to November 29, 2015, and the year (twelve months) ended December 31, 2014 from our audited financial statements included elsewhere in this prospectus. The results for any period are not necessarily indicative of the results that may be expected for future periods. Additionally, historical results are not necessarily indicative of the results expected for any future period.

You should read the summary financial data included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” together with our financial statements included elsewhere in this prospectus including the related notes thereto appearing elsewhere in this prospectus, as well as “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the “Selected Financial Data” and our financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Information Regarding Forward-Looking Statements.”

OVERVIEW

We were originally organized as a corporation in the State of Nevada on November 18, 2015, and on November 30, 2015, we acquired a portfolio of mobile software applications for smartphones and tablets (“Apps”) pursuant to the Asset Purchase Agreement, by and between the Company and Corey Wadden and Saba Mirzaagha, both individuals residing in Ontario, Canada (“Asset Purchase Agreement”).  On November 30, 2015 we entered into the Asset Purchase Agreement, whereby we purchased the portfolio of Apps from Mr. Wadden and Mr. Mirzaagha for  an aggregate of $60,000 and entered in to employment agreement with each of them.  Pursuant to the employment agreements, which are effective January 6, 2016, each of Mr. Wadden and Mr. Mirzaagha are required to devote at least ten (10) hours per week to the Company’s business during their term of employment, which is for a minimum of one (1) year.  After one (1) year, either party may terminate the agreement upon sixty (60) days notice to the other party.  Under the employment agreements, each will: be paid five hundred dollars ($500.00) for the first three (3) months following the effective date of January 6, 2016, and one thousand dollars ($1,000.00) per month thereafter; be issued 150,000 restricted shares of the Company’s common stock effective November 30, 2015; and be appointed to our Board of Directors.  In addition, after the effective date of January 6, 2016, as an incentive payment, each of Mr. Wadden and Mr. Mirzaagha will be paid ten percent (10%) of the Company’s profits (with “profits” defined as the Company’s total revenue minus total expenses) on an annual basis while they are employed by the Company, pro-rated for partial years.  See “Executive Compensation”.

The business that the Company purchased the Apps from pursuant to the Asset Purchase Agreement was operated as a partnership (“Predecessor”).  As a result of the sale of the Apps to the Company, the operations of the Predecessor ceased as of November 30, 2015, and therefore the financial statements of the Predecessor’s business for 2015 are provided up to November 30, 2015 (the date the Apps were acquired) and are discussed below.  The Company was incorporated in the State of Nevada on November 18, 2015 and commenced operations on November 30, 2015 and is referred to as the “Successor” below.

Upon completion of the Asset Purchase Agreement, the portfolio of Apps were fully impaired based on management’s analysis and determination that the carrying value of the Apps fully exceeded the future expected cash flows that could be derived from the Apps.  As a result, for the period ending December 31, 2015, the Company has incurred an impairment expense of $60,000.

RESULTS OF OPERATIONS

Comparison of the period from November 30, 2015 to December 31, 2015 for the Successor, the period from January 1, 2015 to November 29, 2015 for the Predecessor, and the year (twelve months) ended December 31, 2014 for the Predecessor :

The following table summarizes our results of operations for the  period from November 30, 2015 to December 31, 2015 for the Successor, the period from January 1, 2015 to November 29, 2015 for the Predecessor, and the year (twelve months) ended December 31, 2014 for the Predecessor:

	Predecessor Year Ended December 31, 2014	Predecessor January 1, 2015 to November 29, 2015	Successor November 30, 2015 to December 31 , 2015

REVENUE	$72,506	$20,086	$2,019
OPERATING EXPENSES			0
Administrative Expenses	8,767	0	0
Advertising	121	0	0
Bank Charge	379	146	539
Professional Fees	0	0	12,500
Other	67	0	0
Stock-based Compensation	0	0	600
Website	122	0	0
Total Operating Expenses	9,456	146	13,639

OTHER EXPENSES
Impairment of Assets	0	0	(60,000)

NET INCOME (LOSS)	$63,050	$19,940	$(71,620)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	(3,036)	2,017	0
TOTAL COMPREHENSIVE INCOME	$60,014	$21,957	$(71,620)

For the  period from November 30, 2015 to December 31, 2015 for the Successor, the period from January 1, 2015 to November 29, 2015 for the Predecessor, and the year ( twelve months ) ended December 31, 2014 for the Predecessor.

Successor

Total revenue for the period from November 30 , 2015 to December 31, 2015 was $2,019.

Total operating expenses for the period from November 30, 2015 to December 31, 2015 were $13,639, and were comprised of bank charge expense of $539, legal fees of $12,500, and stock-based compensation of $600.

Predecessor

Total revenue for the period from January 1, 2015 to November 29 , 2015 was $20,086 compared to revenue of $72,506 for the year ended December 31, 2014.  Revenues decreased due to the following factors: ongoing competition, customer preferences, and fewer new applications designed in the relevant period of 2015 compared to 2014.

Total operating expenses were $146 for the period from January 1, 2015 to November 29 , 2015, compared to operating expenses of $9,456 for the year ended December 31, 2014.  The decrease in operating expenses is due to: non-recurring administrative costs related to set-up of company in 2014, removal of company website in 2015, no advertising expenses incurred in 2015, and reduced amount of banking transactions which resulted in lower bank charges in 2015.  Bank charge expense was $146 for the period from January 1, 2015 to November 29 , 2015  compared to bank charge expense of $379 for the year ended December 31, 2014.  Except for bank charge expense, the Predecessor had no other operating expenses for the period from January 1, 2015 to November 29 , 2015.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Operating Activities

Successor

For the period from November 30, 2015 to December 31, 2015, we had $0 net cash from operating activities, which was comprised of a net loss of $71,620, expenses paid by a related party of $12,500, $600 in stock-based compensation, a loss on impairment of assets of $60,000, and increase in accounts receivable of $1,480.
Predecessor

For the period from January 1, 2015 to November 29, 2015, the Predecessor had net cash provided by operating activities of $24,001, which was comprised of $19,940 in net profits and a decrease in accounts receivable of $4,061.

For the twelve months ended December 31, 2014, the Predecessor had net cash provided by operating activities of $58,989, which was comprised of $63,050 in net profit and an increase in accounts receivable of $4,061.

Financing Activities
Successor

For the period from November 30, 2015 to December 31, 2015 , we had net cash used in financing activities of $0.

Predecessor

For the period from January 1, 2015 to November 29, 2015, the Predecessor had net cash used in financing activities of $ 24,941 as a result of partners’ draws.

For the twelve months ended December 31, 2015, the Predecessor had net cash used in financing activities of $55,822 as a result of partners’ draws.

Liquidity

To date the Successor and Predecessor have funded operations primarily from capital provided from income from operations and capital provided by their respective owners.  We do not currently have any commitments in regards to fixed costs, nor do we have any loans outstanding.

We currently have cash resources on hand in the amount of $2,275.13 which will enable us to sustain operations for two (2) months without any income from operations.  Based on historical revenues and current expense levels, the Company expects to be able to sustain operations for the next twelve (12) months. However, if our future revenue is not consistent with our historical revenue, we will need to obtain additional debt or equity funding but there can be no assurances that such funding will be available to us in sufficient amounts or on reasonable terms.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission (‘SEC”).

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet had significant revenues sufficient to cover its operating cost, and requires additional capital to commence its operating plan. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.  These factors raise substantial doubt about its ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plan to obtain such resources for the Company include: sales of equity instruments; traditional financing, such as loans; and obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations.  However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying financial statements for the periods prior to the acquisition of assets by the Company pursuant to the Asset Purchase Agreement (the “Acquisition”) are labeled as “Predecessor” and the period subsequent to the Acquisition is labeled as “Successor”. The Predecessor’s financial statements presented for periods prior to the Acquisition were separated by a black line.

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") of the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.
Development Stage Enterprise – Early Adoption of New Accounting Standard

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.  The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP.  In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity; (2) label the financial statements as those of a development stage entity; (3) disclose a description of the development stage activities in which the entity is engaged; and (4) disclose in the first year in which the entity is no longer in a development stage that in prior years it had been in the development stage.

Foreign Currency Translation and Re-measurement

In accordance with ASC 830, “Foreign Currency Matters,” the Company’s functional currency is the Canadian dollar and the reporting currency is the United States dollar.  Any adjustments to translate the statements from the functional currency to the reporting currency are recorded in other comprehensive income (loss) in stockholders' equity and partners’ capital. Revenue and expenses are translated at average exchange rates for the period. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are charged to operations as incurred.

Earnings per Share

Successor

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.  Diluted earnings per share is not presented due to the net loss and presentation would be anti-dilutive.  There were no common stock equivalents as of December 31, 2015.

Predecessor

Earnings per share for the Predecessor periods is not presented, as the Predecessor was a partnership.

Share-based Expenses

ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options,  and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

We issued 300,000 common shares at $0.002 per share, to partners in the Predecessor company, on November 30, 2015.

Accounts Receivable

The Company's accounts receivable at December 31, 2015 consists of $1,480 related to profits earned in December 2015 that is recoverable from related parties. The Company evaluates the collectability of its accounts receivable on an on-going basis and writes off the amount when it is considered to be uncollectible. The Company determined that no allowance was necessary as of December 31, 2015.

Income Taxes

Successor

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.

A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The Company files income tax returns in the United States which are subject to examination by tax authorities in these jurisdictions.  Generally, three years of returns remain subject to examination by major tax jurisdictions.  The state impact, if any, of any federal changes to prior year remains subject to examination for a period of up to five years after formal notification to the states.

The Company has evaluated tax positions in accordance with ASC 740 and has not identified any significant tax positions, other than those disclosed.

Predecessor

From January 1, 2014 to November 29, 2015, the Predecessor operated as a partnership, and therefore the Predecessor was not subject to income taxes from inception through the period ending November 29, 2015.

Impairment of Long-Lived Assets

The Company and the Predecessor account for impairments of long-lived assets, such as property and equipment and purchased intangibles subject to amortization, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. During the period ended December 31, 2015, the Company impaired the acquired intangible assets of $60,000. The amount was charged to other expenses.

Financial Instruments

The Company follows ASC 820, "Fair Value Measurements and Disclosures",  which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 605,"Revenue Recognition."

The Company recognizes revenue from services only when all of the following criteria have been met:

i)	Persuasive evidence for an agreement exists;
ii)	Service has been provided;
iii)	The fee is fixed or determinable; and,
iv)	Collection is reasonably assured.

Revenue related to multi-media downloads is fully recognized when the above criteria are met. Revenue related to online subscriptions is recognized ratably over the duration of the subscriptions.

Recent Accounting Pronouncements

In May 2014 and again in August 2015, the Financial Accounting Standards Board issued amended accounting guidance on revenue recognition that will be applied to all contracts with customers. The objective of the new guidance is to improve comparability of revenue recognition practices across entities and to provide more useful information to users of financial statements through improved disclosure requirements. This guidance is effective for annual and interim periods beginning in 2019.  Early adoption is permitted, but only beginning in 2018. The Company is currently assessing the impact of adoption on its consolidated financial statements.

The Company has chosen to qualify as an Emerging Growth Company (“EGC”) and use the deferral provisions under Securities Act Section 7(a)(2)(B) and therefore does not expect to adopt the guidance from new accounting policies issued with effective dates after April 2012 until such time as the earlier of when they become applicable to private enterprises or the Company no longer qualifies as an EGC.

EMERGING GROWTH COMPANY STATUS

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. These provisions include:

-	reduced disclosure about our executive compensation arrangements;

-	exemption from the requirement to have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley;

-	exemption from the requirement to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

-	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

-	reduced disclosure of financial information in this prospectus, including only two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company as of December 31 of a particular year:

-	if we had gross revenue of $1.0 billion or more in such year;

-	if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of June 30 in such year;

-	if at any point in such year, we would have issued more than $1.0 billion of non-convertible debt during the three-year period prior thereto; or

on the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to qualify as an “emerging growth company” and use deferral provisions under Securities Act Section 7(a)(2)(B) and therefore do not expect to adopt the guidance from new accounting policies issued with effective dates after April 2012 until such time as the earlier of when they become applicable to private enterprises or the Company no longer qualifies as an “emerging growth company.”

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, commodity prices and equity prices. We do not hold any market risk sensitive instruments.

Business

Industry And Market Data

We obtained the industry, market and competitive position data described or referred to throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Description of Business

The Company

We were originally organized as a corporation in the State of Nevada on November 18, 2015, and on November 30, 2015, we acquired a portfolio of mobile software applications for smartphones and tablets (“Apps”) pursuant to the Asset Purchase Agreement, by and between the Company and Corey Wadden and Saba Mirzaagha, both individuals residing in Ontario, Canada (“Asset Purchase Agreement”).

Our portfolio of Apps includes 53 Apps, with 5 Apps in the games category, 14 Apps in the utilities category, 1 App in the news category, 27 Apps in the reference category, 5 Apps in the lifestyle category, and 1 App in the photo/video category.  We offer free Apps and paid Apps.  Consumers download our Apps through the Apple App Store or the Amazon App Store.  We currently generate revenue from sales of our paid Apps and minimal revenue from advertisements published on certain Apps.  A primary focus for us in 2016 is on developing new Apps and modifying existing Apps that we believe can generate increased revenue.  We anticipate that 85% of our attention will go towards new App development and 15% to modifying certain of our existing Apps.

We believe that we have a unique strategy which we will utilize for our App development process. There are three essential steps which we will follow from inception to release.

Analyze - We will begin by studying the market daily. We will study the top selling and popular new apps in order to discern what makes these apps popular and appealing.

Emulate – After studying the market, we will screen top apps for ones that we feel we can improve on, cost effectively and efficiently. We intend to take apps that have a proven demand in the marketplace, emulate the core concept and create what we believe to be a better product.

Development – The development will be done both locally and overseas, depending on the complexity of the App, number of anticipated changes during development and price.

The markets for our Apps are characterized by rapid technological change, particularly in the technical capabilities of smartphones and tablets, and changing end-user preferences.  Therefore, we will be required to continuously invest capital to innovate and publish new Apps and modify existing Apps.  We cannot assure that we will have adequate capital to develop new Apps or modify existing Apps, or that we will be successful in creating new Apps.

In addition, Messrs. Wadden and Mirzaagha are only required to devote ten (10) hours per week to our affairs, and each of them currently provide their services to others in the business of developing, marketing and selling mobile applications.  There can be no assurance that concepts for mobile applications developed by either of them will be presented to the Company for consideration.  With respect to any new applications developed by either, or both, of Messrs. Wadden and Mirzaagha, the Company’s position is that any such applications developed while they are using the resources of the Company, including the proceeds, if any, of this offering, will be owned by the Company.  As of the date of this prospectus, the Company is comfortable that the types of Apps Messrs. Wadden or Mirzaagha will develop for the Company do not fall within the types of Apps they may develop for other companies.  However, no assurance can be given that a conflict will not arise over ownership of Apps developed by Messrs. Wadden or Mirzaagha, or that they will not become associated with another company that develops Apps similar to those of the Company.  In either event, the Company may not have rights to Apps developed by either of Messrs. Wadden or Mirzaagha that the Company believes it is entitled to own.  In the event of a conflict over ownership of Apps developed by either of  Messrs. Wadden or Mirzaagha, the Company intends to enter into discussions with them to resolve the conflict amicably prior to exercising any legal rights or remedies that may be available to the Company.

Competition

Management believes that the Apps have the following strengths and weaknesses, relative to the competition in the market:

Strengths and Opportunities

-	Unique and novel apps and reliable source codes. The market currently includes many apps which are copycat apps; our Apps however are original and novel in their category.

-	We believe that we can increase our revenue from the development of new apps and improving certain apps that already exist within our portfolio.

Weaknesses

-	Lack of marketing: Our most significant weakness is that we have never had sufficient capital to undertake any amount of marketing. If we are unable to generate proceeds from the sale of the shares offered under this offering, we will not have funds to be used in marketing to grow our business.

-	Android OS updates. So far the Apps have been updated to the latest available Android 6.0 Marshmallow version, but future updates could break some functionalities. With each Android update, some of our Apps’ functionalities become unusable and we must then update our Apps to cure such broken functionalities. Typically, users of Android devices download new operating systems a slow pace and therefore it is anticipated that it will take at least 2 years for the effects to be realized.

-	Workability. We cannot guarantee that we can make all of our Apps will work with all versions of Android devices. Therefore, we must predict how our customer base will adopt new Android operating system versions and modify our Apps to work with the highest percentage of its customers’ devices.

Target Market

Phoenix Apps is focused on operating through the Apple App Store and the Amazon App Store.

In 2014 there were a total of 928,822 downloads of our Apps in the aggregate, and in 2015 there were a total of 253,390 downloads of our Apps in the aggregate.

Sales & Marketing

Pricing Strategy

We offer free Apps and paid Apps.  The price range of our paid Apps is in the lower range of app pricing, but still not being offered very cheaply. The price range of between $.99 to $4.99 for our paid Apps is the result of long-term analysis and experimentation with different prices for the Apps and is seen as optimal for the current type of Apps. However, changes in the market happen quickly and this pricing could become obsolete or a detriment to our growth.

Marketing Strategy

On the majority of the Apps we will develop, we intend to offer a free basic version to advertise for a paid premium version of the same App. We believe that free Apps will create the most opportunities for downloads of our Apps.

We will study analytics related to number of downloads of our Apps, daily rankings of our Apps in the Apple App Store and Amazon App Store, how often users use the Apps after purchasing, and sales of Apps. We will use the analytics to make changes to our Apps in an effort to increase sales of the Apps.

We also intend to utilize Facebook, Twitter, and YouTube in an effort to build a customer base for our Apps.

PROPERTY

We do not own or lease any real property.  Our business is currently run out of a home office in Saba Mirzaagha’s residence.

LEGAL PROCEEDINGS

The Company is currently not a party to any legal proceedings.

EMPLOYEES

We employed two (2) persons as of January 2016.  These employees are Corey Wadden and Saba Mirzaagha both of whom are part-time employees required to only devote ten (10) hours per week to the Company’s affairs, and they have been appointed to our Board of Directors.  We have entered into employment agreement with each of Mr. Wadden and Mr. Mirzaagha.  See “Executive Compensation” below.

Management and corporate governance

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table provides information regarding our directors, executive officers and key employees as of the date of this prospectus.

Name	Age	Position
Directors and Key Employees:
Yi Xing Wang	28	Chief Executive Officer, President and Member of the Board
Corey Wadden(1)	27	Business Development Manager and Member of the Board
Saba Mirzaagha(1)	27	Business Development Manager and Member of the Board

(1)	The Company has entered into employment agreements with each of Messrs. Wadden and Mirzaagha that provide that each be appointed to the Board of Directors of the Company.

Set forth below are biographies of each of our directors and executive officers as of the date of this prospectus. We do not have any key employees. All directors and executive officers hold office until their successors are elected and qualified.

Yi Xing Wang

Mr. Yi Xing Wang received a Bachelor’s degree in Mechanical Engineering from Dongguan University of Technology in 2008, and a Master’s degree in Business Management from Guangdong University of Business Studies in 2011.  From March 2009 through October 2011, he served as a Lead Engineer for Dongguan Tongcan Optoelectronics where he planned daily engineering tasks and coordinated personnel deployment.  From December 2011 through October 2012, he served as an Engineering Supervisor for STC (Dongguan) Co. Ltd., where he supervised a team of engineers.  From December 2012 until November 2015, he was the Operations Manager for Longxi Hong Industrial Limited where he planned the company’s work schedule and ran projects.  Currently, Mr. Yi is the Chief Executive Officer and President of Phoenix Apps Inc. and intends to manage Phoenix Apps Inc. full time in 2016.

Corey Wadden

Since January 2013, Mr. Wadden has been the Chief Executive Officer and Chief Marketing Officer of Phoenix Apps, where he co-built a suite of apps in the reference and utility categories, and was responsible for developing ideas for new apps, branding, design and marketing.  From November 2012 to present, Mr. Wadden has been the Chief Executive Officer and Chief Marketing Officer of Echo Bay Apps, where he co-built a suite of apps in the entertainment and lifestyle categories, and was responsible for developing ideas for new apps, branding, design and marketing.  From November 2012 to present, Mr. Wadden, has been the Chief Executive Officer and Chief Marketing Officer of Echo Bay Books, where he co-built a cookbook and cooking app line, and was responsible for generating new product ideas, branding and marketing.  From October  2011 to December 2014, Mr. Wadden was the Founder and Chief Marketing Officer of Millionaire by 25 Documentary, where he grew social channel and created several viral campaigns leading to international press coverage.  From January 2010 to September 2011, Mr. Wadden was a Senior Marketing Manager for Canadian Property Stars where he co-built a sales team, recruited sales representatives, and coached sales representatives.  In 2013, Mr. Wadden received an App Entrepreneurship Certification from App Empire.  Mr. Wadden received personal mentorship from the founder of App Empire and learned how to make niche apps and market them.  Mr. Wadden has also educated himself by reading over 200 books and has received mentorship in sales, viral marketing, social media, entrepreneurship, film acting, personal development, app marketing and project management.  Mr. Wadden and Mr Mirzaagha are Co-CEOs of Phoenix Apps, Echo Bay Apps, and Echo Bay Books.

Saba Mirzaagha

Since August 2015, Mr. Mirzaagha has been an executive for One Planet Ops and the Chief Operating Officer for Contractors.com.  At One Planet Ops, Mr. Mirzaagha helped build a social network called “Shout the Good”,  managed ten engineers and managed the entire project.  His responsibilities at Contractors.com include project management, product development, and business development.

He changed the existing platform into a mobile application for Android and IOS.  Since July 2014, Mr. Mirzaagha has been the Chief Executive Officer of Jamestown Apps, which is a development company focused on creating applications for startups and corporations.  Since January 2013, Mr. Mirzaagha has been the Chief Operating Officer and Chief Marketing Officer of Phoenix Apps where he is responsible for creating apps in the reference and utility categories and he managed a team of oversees app developers to create applications.  Since January 2012, Mr. Mirzaagha has been the Chief Executive Officer and Chief Operating Officer of Echo Bay Apps where he is responsible for managing a team of oversees developers to create applications for the entertainment category of apps.  Since January 2012, Mr. Mirzaagha has been the Chief Executive Officer and Chief Operating Officer of Echo Bay Books, where he manages a team of assistants, editors, photographers, writers and designers to create cookbooks.  He created an automation system capable of completing 10 cookbooks a month.  From January 2009 through January 2011, Mr. Mirzaagha worked for Ovenbouw Engineering, where was a Sales Manager and built relationships with CEOs of manufacturing companies.  He is attending the University of Toronto on a part-time basis and expects to earn his Bachelor of Arts degree in 2017.  Mr. Wadden and Mr Mirzaagha are Co-CEOs of Phoenix Apps, Echo Bay Apps, and Echo Bay Books.

FAMILY RELATIONSHIPS

There are no family relationships among our executive officers, directors and key employees.

CORPORATE GOVERNANCE

Director Independence

Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the Company.  As Yi Xing Wang is our sole executive officer, and Messrs. Wadden and Mirzaagha are employees of the Company, we have determined that they are not independent directors within the meaning of Rule 4200(a)(15).

Board Committees

Since we do not have any independent directors, we have not created an Audit Committee.

Nor have we created any other Board Committees.  Since inception, our Board has conducted its business entirely by consent resolutions.

CODE OF BUSINESS CONDUCT AND ETHICS

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our employees, officers and directors must act in accordance with this Code at all times. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC. A copy of our Code of Business Conduct and Ethics will be filed with the Securities and Exchange Commission as an exhibit to our annual report on Form 10-K and is available in print to any stockholder who requests a copy. We intend to disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website within four business days following the date of the amendment or waiver.

DIRECTOR COMPENSATION

Our directors do not receive compensation for their services as a member of the Board. Yi Xing Wang is our sole executive officer and he currently does not receive compensation for his work in that capacity.  Messrs. Wadden and Mirzaagha are employed as Business Development Managers of the Company and receive compensation for their work in that capacity.  See “Executive compensation” below.

Executive compensation

OVERVIEW

The following discussion relates to the compensation paid to or earned by our Chief Executive Officer, Yi Xing Wang, and Corey Wadden and Saba Mirzaagha, our two most highly compensated employees (other than our Chief Executive Officer). Yi Xing Wang, Corey Wadden and Saba Mirzaagha are referred to in this prospectus as our “named executive officers.”

Niether Mr. Wadden nor Mr. Mirzaagha have been a paid a salary, wages or other compensation for their services to Phoenix Apps (a sole proprietorship) during the past two (2) fiscal years.  During such period of time, Mr. Wadden and Mr. Mirzaagha received owner withdrawals from the company.

The Company was incorporated in November 2015 and has not paid any salaries to Yi Xing Wang, its executive officer.  However, as described below, on November 30, 2015, the Company entered into employment agreements with each of Messrs. Wadden and Mirzaagha, which are effective January 6, 2016.  Except for the obligations of the Company under the employment agreements with Messrs. Wadden and Mirzaagha, the Company does not have any plans to pay salaries to its executive officers.

On November 30, 2015, we entered into the Asset Purchase Agreement, whereby we purchased the portfolio of Apps from Mr. Wadden and Mr. Mirzaagha for an aggregate of $60,000 and entered in to an employment agreement with each of them.  Pursuant to the employment agreements, which are effective as of January 6, 2016, each of Mr. Wadden and Mr. Mirzaagha are required to devote at least ten (10) hours per week to the Company’s business during their term of employment, which is for a minimum of one (1) year.  After one (1) year, either party may terminate the agreement upon sixty (60) days notice to the other party.  Under the employment agreements, each will: be paid five hundred dollars ($500.00) for the first three (3) months following the effective date of January 6, 2016, and one thousand dollars ($1,000.00) per month thereafter; be issued 150,000 restricted shares of the Company’s common stock effective November 30, 2015; and be appointed to our Board of Directors.  In addition, after the effective date of January 6, 2016 and as an incentive payment, each of Mr. Wadden and Mr. Mirzaagha will be paid ten percent (10%) of the Company’s profits (with “profits” defined as the Company’s total revenue minus total expenses) on an annual basis while they are employed by the Company, pro-rated for partial years.

SUMMARY COMPENSATION TABLE FOR THE FISCAL YEARS ENDED DECEMBER 31, 2015 AND 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($)	Total ($)

Yi Xing Wang Chief Executive Officer and President	2015 2014	$0 $0	0 0	0 0	$0 $0

Corey Wadden Business Development Manager	2015 2014	$0 $0	0 0	0 0	$0 $0

Saba Mirzaagha Business Development Manager	2015 2014	$0 $0	0 0	0 0	$0 $0

Security ownership of certain beneficial owners and management

The following table sets forth the beneficial ownership of our common stock as of January 31, 2016 by the following (1) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; (2) each of our directors and named executive officers; and (3) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of January 31, 2016 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. We believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the number of shares and percentage of beneficial ownership prior to this offering is based on 30,300,000 shares of common stock outstanding as of January 31, 2016, and assumes:

☐	The issuance of 150,000 shares of our common stock to each of Messrs. Wadden and Mirzaagha pursuant to their employment agreements with the Company; and
☐
The issuance of 30,000,000 shares of our common stock to Yi Xing Wang in connection with the organization of the Company and the advancement of $72,500 to the Company to cover the purchase of the Apps pursuant to the Asset Purchase Agreement for $60,000 and legal fees of $12,500.

Our calculation of the percentage of beneficial ownership after this offering is based on shares of common stock outstanding after the closing of this offering assuming that the maximum amount of shares offered has been sold , and includes the assumptions notated above.

	Shares of common stock beneficially owned before the offering	Percentage of shares of common stock beneficially owned
Name and Address of Beneficial Owner	Number	Prior to this offering	After this offering
5% Shareholders:
Yi Xing Wang Jintai Shequ Zhou Wu Ji Jie 35 Hao, Wang Jiang Qu, Dongguan Shi, Guangdong 523000, China	30,000,000	99%	66.23%
Named Executive Officers and Directors:
Yi Xing Wang Jintai Shequ Zhou Wu Ji Jie 35 Hao, Wang Jiang Qu, Dongguan Shi, Guangdong 523000, China	30,000,000	99%	66.23%
Corey Wadden 331 Palmerston Blvd. Toronto, Ontario M6G 2N5 Canada	150,000	0.5%	0.33%
Saba Mirzaagha 1902-240 Wellesley St. E Toronto, Ontario M4X 1G5 Canada	150,000	0.5%	0.33%
Executive Officers and Directors as a Group (three (3) persons)	30,300,000	100%	66.89%

Certain relationships and related party transactions

The Company has accounts receivable of $1,480 related to profits earned in December 2015 that are recoverable from Messrs. Wadden and Mirzaagha, each of whom are employed by the Company and are members of the Company’s Board of Directors.  The $1,480 was paid directly into a bank account owned by Messrs. Wadden and Mirzaagha and is related to revenues generated after the completion of the Asset Purchase Agreement.

On November 30, 2015 we entered into the Asset Purchase Agreement, whereby we purchased the portfolio of Apps from Mr. Wadden and Mr. Mirzaagha, for an aggregate of $60,000 and entered in to employment agreements with each of them.  Pursuant to the employment agreements, which are effective January 6, 2016, each of Mr. Wadden and Mr. Mirzaagha are required to devote at least ten (10) hours per week to the Company’s business during their term of employment, which is for a minimum of one (1) year.  After one (1) year, either party may terminate the agreement upon sixty (60) days notice to the other party.  Under the employment agreements, each will: be paid five hundred dollars ($500.00) for the first three (3) months following the effective date of January 6, 2016, and one thousand dollars ($1,000.00) per month thereafter; be issued 150,000 restricted shares of the Company’s common stock effective November 30, 2015; and be appointed to our Board of Directors.  In addition, after the effective date of January 6, 2016, as an incentive payment, each of Mr. Wadden and Mr. Mirzaagha will be paid ten percent (10%) of the Company’s profits (with “profits” defined as the Company’s total revenue minus total expenses) on an annual basis while they are employed by the Company, pro-rated for partial years.  In connection with the employment agreements, each of Mr. Wadden and Mr. Mirzaagha are employed by the Company and are members of the Company’s Board of Directors.

On November 18, 2015, we authorized the issuance of 30,000,000 common shares at par value of $.002 to Mr. Yi Xing Wang our Chief Executive Officer and President, and member of our Board of Directors, in compensation for the capital contribution of $72,500 used for completing the Asset Purchase Agreement for $60,000 and also for settlement of legal fees of $12,500.

Description of capital stock

The following describes the material terms of the capital stock of Phoenix Apps Inc., and our Articles of Incorporation and Bylaws. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, Phoenix Apps Inc.’s Articles of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and applicable law. All of our stockholders are urged to read our Articles of Incorporation and Bylaws carefully and in their entirety.

Authorized Capital Stock; Issued and Outstanding Capital Stock

We currently have authorized capital stock of 200,000,000 shares, of which 190,000,000 are designated as common stock, par value $0.002 per share, and 10,000,000 shares are designated as preferred stock, par value $0.002 per share. The following is a summary of the rights of our common stock and some of the provisions of our Articles of Incorporation and Bylaws, and the Nevada Revised Statutes, or the NRS. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant provisions of the NRS.

We currently have 30,300,000 shares of common stock outstanding and no shares of preferred stock issued and outstanding. We do not have any outstanding options, warrants or any convertible or derivative securities.

Common Stock

All of the securities being offered pursuant to the registration statement of which this prospectus is a part are shares of our common stock. The holders of our common stock are entitled to one vote per share on matters on which our stockholders vote. Holders of our common stock have no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of our common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then outstanding preferred stockholders are paid. Our Articles of Incorporation do not provide our common stock with any redemption, conversion or preemptive rights. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

If we issue preferred stock in the future, such preferred stock may have priority over common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal. As of February 10, 2016, no shares of preferred stock were outstanding.

Dividends and Other Distributions

Under NRS 78.288, the directors of a Nevada corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	except as otherwise specifically allowed by the corporation’s articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities.

The NRS prescribes the timing of the determinations above depending on the nature and timing of payment of the distribution. For cash dividends paid within 120 days after the date of authorization, the determinations above must be made as of the date the dividend is authorized. When making their determination that a distribution is not prohibited by NRS 78.288, directors may consider:

•	financial statements prepared on the basis of accounting practices that are reasonable in the circumstances;

•	a fair valuation, including, but not limited to, unrealized appreciation and depreciation; and/or

•	any other method that is reasonable in the circumstances.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The payment of any future dividends will be at the discretion of our Board of Directors; however, the time and amount of such dividends, if any, will be dependent upon our financial condition, operations, compliance with applicable law, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, contractual restrictions, business prospects, industry trends, the provisions of Nevada law affecting the payment of distributions and any other factors our Board of Directors may consider relevant. Our ability to pay dividends on our common stock may depend in part on our receipt of cash dividends from our operating subsidiaries, which may be restricted from paying us dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur.

Business Combinations and Acquisition of Control Shares

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. An amendment to the NRS, effective October 1, 2015, however, provides that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. NRS 78.439 has also been amended, effective October 1, 2015, to eliminate the prohibition on stockholder approval by written consent with respect to combinations undertaken after the two-year period prescribed under the statutes. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. We have not made such an election in our Articles of Incorporation.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our Articles of Incorporation do not include an election to provide that these statutory provisions shall not apply to us or to any acquisition of our common stock, therefore these laws then apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation. However, we presently do not do business in the State of Nevada, either directly or through an affiliated corporation, nor do we have any intention to do so. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control if the directors, by majority vote of a quorum, determine that the change is opposed to, or not in, the best interest of the corporation.

Special Meetings of Stockholders

Special meetings of the stockholders may only be called by the Board of Directors acting pursuant to a resolution adopted by the majority of the Whole Board (Whole Board shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Transfer Agent and Registrar

Our transfer agent and registrar is Action Stock. Its telephone number is (801) 274-1088.

Liability and Indemnification of Directors and Officers

The Nevada Revised Statutes empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law and was material to the action, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Under applicable provisions of the Nevada Revised Statutes, our Articles of Incorporation, Bylaws or any separate agreement may provide for our payment of expenses incurred by any such director or officer in advance of the final disposition of the applicable action, suit or proceeding, upon delivery by such director or officer of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by us.

Our Bylaws provide for indemnification of our directors and officers identical in scope to that permitted under applicable Nevada law.

At present, there is no pending litigation or proceeding involving any of our directors or officers for which indemnification is sought, nor are we aware of any threatened litigation that is likely to result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

We intend to apply to have shares of our common stock approved for quotation on the OTC Markets OTCQB, under the symbol “PHAP”.

Exclusive Forum

Our Articles of Incorporation provide that, to the fullest extent permitted by law, and unless the Company, pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of our Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of our Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.  Our Articles of Incorporation further provide that any person purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed, to the fullest extent permitted by law, to have notice of and consented to the foregoing provison.

Plan of Distribution

The Offering will be Sold by Our Officers and Directors

We are offering up to a total of 15,000,000 shares of common stock. The offering price is $0.01 per share. The offering will be for nine months unless closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 15,000,000 shares. There are no specific events which might trigger our decision to terminate the offering. We retain the right to extend the offering period beyond nine months.

The shares are being offered by us on a "best efforts" basis and there can be no assurance that all or any of the shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this offering to close. All funds received as a result of this offering will be immediately available to us for our general business purposes.

We cannot assure you that all or any of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may sell only a nominal amount of shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Certificates for shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and "good funds" are received in our account.

If it turns out that we have not raised enough money to effectuate our business plan, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and are not successful, we will have to suspend or cease operations.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a) 4-1. Rule 3(a) 4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a) 4-1 in that:

1.	They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and

2.	They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	They are not, at the time of their participation, an associated person of a broker- dealer; and

4.	They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As long as we satisfy all of these conditions, we are comfortable that we will be able to satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.

As our officers and directors will sell the shares being offered pursuant to this offering, Regulation M prohibits the Company and its officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

For investors outside the United States: We have not taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Offering Period and Expiration Date

This offering will commence on the effective date of this prospectus, as determined by the Securities and Exchange Commission, and continue for a period of nine months unless closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 15,000,000 shares. There are no specific events which might trigger our decision to terminate the offering.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must (a) fill out, execute and deliver to us a completed Subscription Agreement using the form attached as Exhibit 99.1 to this registration statement; and (b) deliver a check, certified funds or wire transfer for acceptance or rejection. All checks for subscriptions must be made payable to "Phoenix Apps Inc." and all wire transfers shall be made in accordance with the wire transfer instructions contained in the Subscription Agreement.

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Shares eligible for future sale

We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, could materially and adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon completion of this offering, and should it be fully subscribed, we will have 45,300,000 shares of common stock outstanding. Of these shares, the shares of common stock sold in this offering will be freely transferable in the United States without restriction under the Securities Act, except that any shares held by our “affiliates,” as that term is defined under Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of our common stock will be “restricted securities” under the Securities Act, and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below, or another SEC rule.

RULE 144

In general, under Rule 144 as currently in effect, persons who are not one of our affiliates at any time during the three months preceding a sale may sell shares of our common stock beneficially held upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following:

(a)
1% of the number of shares of our common stock then outstanding, which will equal approximately 453,000 shares (if the offering is fully subscribed) immediately after this offering, based on the number of shares of our common stock outstanding as of February 10, 2016; or

(b)	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

All 30,300,000 of our currently issued and outstanding shares of common stock are held by affiliates and therefore will become eligible for sale under Rule 144 upon the one-year anniversary of their date of issuance, which was November 18, 2015 with respect to the 30,000,000 shares issued to Mr. Yi and November 30, 2015 with respect to the 150,000 shares issued to each of Messrs. Wadden and Mirzaagha.

Material US federal income tax consequences to non-US holders of our common stock

The following is a summary of the material US federal income and estate tax consequences to a non-US holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset (i.e., generally, an asset held for investment purposes).

A “non-US holder” means a person (other than a partnership) that is not for US federal income tax purposes any of the following:

-	an individual citizen or resident of the United States;

-	a corporation (or any other entity treated as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

-	an estate if its income is subject to US federal income taxation regardless of its source; or

-	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and US Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, and are subject to differing interpretations, which could result in US federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of US federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-US holders in light of their particular circumstances. In addition, it does not represent a detailed description of the US federal income tax consequences applicable to you if you are subject to special treatment under the US federal income tax laws (including if you are a US expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for US federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular US federal income and estate tax consequences to you of the purchase, ownership or disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction or any applicable income tax treaty.

DIVIDENDS

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying any dividends. Distributions (if any) of cash or property that we pay on our common stock will be treated as taxable dividends for US federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under US federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and will be treated first as a tax-free return of capital to the extent of the non-US holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain from a sale or other disposition of our common stock as described below in “Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of the shares, reduced by any such tax-free returns of capital. Dividends paid to a non-US holder of our common stock generally will be subject to withholding of US federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-US holder within the United States (and, if required by an applicable income tax treaty, are attributable to a US permanent establishment of the non-US holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to US federal income tax on a net income basis in the same manner as if the non-US holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” on its effectively connected earnings and profits at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-US holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service, or IRS, Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable US Treasury regulations.

A non-US holder of our common stock eligible for a reduced rate of US withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

Except as provided in “Information Reporting and Backup Withholding” and “Additional Withholding Requirements” below, any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to US federal income tax unless:

-	the gain is effectively connected with a trade or business of the non-US holder in the United States (and, if required by an applicable income tax treaty, is attributable to a US permanent establishment of the non-US holder);

-	the non-US holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

-	we are or have been a “United States real property holding corporation” for US federal income tax purposes.

A non-US holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated US federal income tax rates applicable to such holder if it were a United States person as defined under the Code. In addition, if a non-US holder described in the first bullet point immediately above is a corporation for US federal income tax purposes, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-US holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by US source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point immediately above, we believe we are not, and do not anticipate becoming, a “United States real property holding corporation” for US federal income tax purposes. In general, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business (all as determined for US federal income tax purposes). For this purpose, real property interests include land, improvements and associated personal property. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market (within the meaning of applicable US Treasury regulations), only a non-US holder who holds or held directly, indirectly or constructively (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to US federal income tax on the disposition of our common stock in the same manner as gain that is effectively connected with a trade or business of the non-US holder in the United States, except that the branch profits tax generally will not apply.

FEDERAL ESTATE TAX

Common stock held by an individual non-US holder (as determined for US federal estate tax purposes) at the time of death will be included in such holder’s gross estate for US federal estate tax purposes, and may be subject to US federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

We must report annually to the IRS and to each non-US holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-US holder resides under the provisions of an applicable income tax treaty.

A non-US holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-US holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) on a properly executed IRS Form W-8 BEN or Form W-8BEN-E, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain US-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-US holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-US holder’s US federal income tax liability provided the required information is timely furnished to the IRS.

Non-US holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular circumstances, including the procedure for claiming any applicable exemption.

ADDITIONAL WITHHOLDING REQUIREMENTS

Under legislation enacted in 2010, regulations and administrative guidance, a 30% US federal withholding tax may apply to any dividends paid after June 30, 2014, and to the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the legislation) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners, which generally includes any United States person that directly or indirectly owns more than 10% of the entity, or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules.

The rules described above may be modified by an intergovernmental agreement entered into between the United States and an applicable foreign country. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your ownership and disposition of our common stock.

OTCQB VENTURE MARKETPLACE TRADING

We intend to apply to have our common stock approved for trading on the OTCQB Venture Marketplace under the symbol “PHAP”.

Determination of offering price

Prior to this offering, there was no public market for our common stock. The initial public offering price was arbitrarily determined by the Company’s Chief Executive Officer. The principal factors to be considered in determining the initial public offering price include:

-	the information set forth in this prospectus and otherwise available to the representatives;

-	our history and prospects and the history and prospects for the industry in which we compete;

-	our past and present financial performance;

-	our prospects for future earnings and the present state of our development;

-	the general condition of the securities market at the time of this offering;

-	other factors deemed relevant by our Chief Executive Officer.

Legal matters

Eilers Law Group P.A., will pass upon the validity of the common stock offered hereby on our behalf.

Experts

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of BF Borgers CPA PC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a Registration Statement on Form S-1, or Registration Statement, under the Securities Act with respect to our common stock being offered by this prospectus. This prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

A copy of the Registration Statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.

We will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

PHOENIX APPS INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Phoenix Apps, Inc.:

We have audited the accompanying balance sheets of Phoenix Apps, Inc. (“the Company”) as of December 31, 2015 and November 30, 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Phoenix Apps, Inc., as of December 31, 2015 and November 30, 2015, and the results of its operations and its cash flows for the periods then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ B F Borgers CPA PC
B F Borgers CPA PC
Lakewood, CO
 February 17, 2016

PHOENIX APPS INC.
Balance Sheets

	Successor	Predecessor
	December 31,	December 31,
	2015	2014
ASSETS

CURRENT ASSETS
Cash and Cash equivalents	$-	$131
Accounts Receivable	1,480	4,061
TOTAL CURRENT ASSETS	1,480	4,192

TOTAL ASSETS	$1,480	$4,192

LIABILITIES AND PARNTERS' CAPITAL (PREDECESSOR)
LIABILITIES AND STOCK HOLDERS' EQUITY (SUCCESSOR)

CURRENT LIABILITIES
Accounts Payable and Accrued Liabilities	$-	$-
TOTAL CURRENT LIABILITIES	-	-

PARTNERS' CAPITAL (PREDECESSOR)
TOTAL PARTNERS' CAPITAL		$4,192

STOCKHOLDERS' EQUITY (SUCCESSOR)
Preferred stock: 10,000,000 authorized; $0.002 par value
no shares issued and outstaning	-
Common Stock: 190,000,000 authorized; $0.002 par value
30,300,000 shares issued and outstanding as of December 31, 2015	60,600
Additional Paid-in Capital	12,500
Accumulated Deficit	(71,620)
TOTAL STOCKHOLDERS' EQUITY	1,480

TOTAL LIABILITIES AND PARTNER'S CAPITAL		$4,192

TOTAL LIABILITIES AND STOCKHOLDERS' CAPITAL	$1,480

The accompanying notes are an integral part of these financial statements.

PHOENIX APPS INC.
Statements of Operations

	Successor	Predecessor
	November 30, 2015	January 1, 2015 to	Year Ended
	December 31, 2015	November 29, 2015	December 31, 2014

REVENUE	$2,019	$20,086	$72,506

OPERATING EXPENSES
Administration Expenses	-	-	8,767
Advertising	-	-	121
Bank Charge	539	146	379
Professional Fees	12,500	-	-
Other	-	-	67
Stock-Based Compensation	600	-	-
Website	-	-	122
Total Operating Expenses	13,639	146	9,456

INCOME (LOSS) FROM OPERATIONS	(11,620)	19,940	63,050

OTHER EXPENSES
Impairment of Assets	(60,000)	-	-

INCOME (LOSS) BEFORE TAXES	(71,620)	19,940	63,050
Provision for taxes	-	-	-

NET INCOME (LOSS)	$(71,620)	$19,940	$63,050

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	-	2,017	(3,036)
TOTAL COMPREHENSIVE INCOME (LOSS)	$(71,620)	$21,957	$60,014

Basic and Diluted Loss per Common share	$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding	30,300,000

The accompanying notes are an integral part of these financial statements.

PHOENIX APPS INC.
Statement of Changes in Stockholders’ Equity (Successor)
Statements of Changes in Partners’ Capital (Predecessor)

SUCCESSOR			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Number of shares	Amount	Capital	Deficit	Equity
Balance - November 30, 2015		$-	$-	$-	$-
Stock-based compensation	300,000	600	-	-	600
Shares issued for capital contribution by related party		60,000	12,500	-	72,500
Net loss	-	-	-	(71,620)	(71,620)
Balance - December 31, 2015	30,300,000	$60,600	$12,500	$(71,620)	$1,480

PREDECESSOR
	Partner 1	Partner 2	Partner 3	Partner 4	Total
Balance - January 1, 2014	$-	$-	$-	$-	$-
Net income	22,383	23,644	10,719	6,304	63,050
Other Comprehensive (Loss)	(1,078)	(1,139)	(516)	(303)	(3,036)
Partners' drawings	(19,817)	(20,933)	(9,490)	(5,582)	(55,822)
Balance - December 31, 2014	1,488	1,572	713	419	4,192

Net income	7,079	7,477	3,390	1,994	19,940
Other Comprehensive Income	716	756	343	202	2,017
Partners' drawings	(8,855)	(9,353)	(4,240)	(2,493)	(24,941)
Balance - November 29, 2015	$428	$452	$206	$122	$1,208

The accompanying notes are an integral part of these financial statements.

PHOENIX APPS INC.
Statements of Cash Flows

	Successor	Predecessor
	November 30, 2015	January 1, 2015 to	Year Ended
	December 31, 2015	November 29, 2015	December 31, 2014
OPERATING ACTIVITIES
Net Income (Loss)	$(71,620)	$19,940	$63,050
Adjustment to reconcile net income (loss) to net cash from operating activities:
Expenses paid by related party	12,500	-	-
Stock-based compensation	600	-	-
Loss on impairment of assets	60,000	-	-
Changes in operating assets and liabilities:
Accounts receivable	(1,480)	4,061	(4,061)
NET CASH FROM OPERATING ACTIVITIES	-	24,001	58,989

FINANCING ACTIVITIES
Partners' drawings	-	(24,941)	(55,822)
NET CASH USED BY FINANCING ACTIVITIES	-	(24,941)	(55,822)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	-	2,017	(3,036)

NET INCREASE IN CASH AND CASH EQUIVALENTS	-	1,077	131
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-	131	-
CASH AND CASH EQUIVALENTS, END OF PERIOD	$-	$1,208	$131

NON-CASH FINANCING ACTIVITIES:
Common shares issued for assets and expenses paid on behalf of the Company	$60,000	-	-

The accompanying notes are an integral part of these financial statements.

PHOENIX APPS INC.
Notes to the Financial Statements
December 31, 2015 and 2014

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Successor

Phoenix Apps Inc. (the "Company" or the “Successor”), was incorporated in the State of Nevada on November 18, 2015 and commenced operations on November 30, 2015.  The Company develops Android and Apple mobile applications. The Company's fiscal year end is December 31.

Predecessor

Phoenix Apps (the “Predecessor”) was founded and operated as a partnership developing Android and Apple mobile applications. On November 30, 2015, the Predecessor’s Partners entered into an Asset Purchase Agreement which included the sale of the revenue generating assets of the Predecessor to a newly formed company, Phoenix Apps Inc.  As a result, the Predecessor’s operations as Phoenix Apps have ceased as of November 29, 2015, and therefore the financial statements are provided up to the date of the Asset Purchase Agreement.

Asset Purchase Agreement

On November 30, 2015, the partnership operating the previously existing predecessor company entered into an Asset Purchase Agreement to sell certain assets, properties and contractual rights to the Company for $60,000 (the “Acquisition”).  The $60,000 was paid by a related party and subsequently the Company provided 30,000,000 shares of common stock to the related party for the $60,000 payment and for $12,500 payment for legal fees.  The Company will continue to employee two managers for a minimum term of one year.  In addition, the individuals will be entitled to 10% of the Company’s annual profits as defined by the Asset Purchase Agreement.

The Company accounted for the Acquisition using the purchase method of accounting in accordance with ASC 850-10, “Business Combinations” and accordingly, the Acquisition resulted in a new basis of accounting for the Successor. The Company allocated the $60,000 purchase price to intangible assets (note 5).  The assets purchased were without physical substance, and were paid by the related party.  The intangible asset value was recorded as the full purchase price.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet had significant revenues sufficient to cover its operating cost, and requires additional capital to commence its operating plan. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.  These factors raise substantial doubt about its ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plan to obtain such resources for the Company include: sales of equity instruments; traditional financing, such as loans; and obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations.  However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying financial statements for the periods prior to the Acquisition are labeled as “Predecessor” and the period subsequent to the Acquisition is labeled as “Successor”. The Predecessor’s financial statements presented for periods prior to the Acquisition were separated by a black line.

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") of the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Development Stage Enterprise – Early Adoption of New Accounting Standard

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.  The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP.  In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity; (2) label the financial statements as those of a development stage entity; (3) disclose a description of the development stage activities in which the entity is engaged; and (4) disclose in the first year in which the entity is no longer in a development stage that in prior years it had been in the development stage.

Foreign Currency Translation and Re-measurement

In accordance with ASC 830, “Foreign Currency Matters,” the Company’s functional currency is the Canadian dollar and the reporting currency is the United States dollar.  Any adjustments to translate the statements from the functional currency to the reporting currency are recorded in other comprehensive income (loss) in stockholders' equity and partners’ capital. Revenue and expenses are translated at average exchange rates for the period. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are charged to operations as incurred.

Earnings per Share

Successor

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.  Diluted earnings per share is not presented due to the net loss and presentation would be anti-dilutive.  There were no common stock equivalents as of December 31, 2015.

Predecessor

Earnings per share for the Predecessor periods is not presented, as the Predecessor was a partnership.

Share-based Expenses

ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options,  and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

We issued 300,000 common shares at $0.002 per share, to partners in the Predecessor company, on November 30, 2015.

Accounts Receivable

The Company's accounts receivable at December 31, 2015 consists of $1,480 related to profits earned in December 2015 that is recoverable from related parties.  The Company evaluates the collectability of its accounts receivable on an on-going basis and writes off the amount when it is considered to be uncollectible. The Company determined that no allowance was necessary as of December 31, 2015.

Income Taxes

Successor

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.

A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The Company files income tax returns in the United States which are subject to examination by tax authorities in these jurisdictions.  Generally, three years of returns remain subject to examination by major tax jurisdictions.  The state impact, if any, of any federal changes to prior year remains subject to examination for a period of up to five years after formal notification to the states.

The Company has evaluated tax positions in accordance with ASC 740 and has not identified any significant tax positions, other than those disclosed.

Predecessor

From January 1, 2014 to November 29, 2015, the Predecessor operated as a partnership, and therefore the Predecessor was not subject to income taxes from inception through the period ending November 29, 2015.

Impairment of Long-Lived Assets

The Company and the Predecessor account for impairments of long-lived assets, such as property and equipment and purchased intangibles subject to amortization, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. During the period ended December 31, 2015, the Company impaired the acquired intangible assets of $60,000. The amount was charged to other expenses.

Financial Instruments

The Company follows ASC 820, "Fair Value Measurements and Disclosures", which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 605,"Revenue Recognition."

The Company recognizes revenue from services only when all of the following criteria have been met:

i)	Persuasive evidence for an agreement exists;
ii)	Service has been provided;
iii)	The fee is fixed or determinable; and,
iv)	Collection is reasonably assured.

Revenue related to multi-media downloads is fully recognized when the above criteria are met. Revenue related to online subscriptions is recognized ratably over the duration of the subscriptions.

Recent Accounting Pronouncements

In May 2014 and again in August 2015, the Financial Accounting Standards Board issued amended accounting guidance on revenue recognition that will be applied to all contracts with customers. The objective of the new guidance is to improve comparability of revenue recognition practices across entities and to provide more useful information to users of financial statements through improved disclosure requirements. This guidance is effective for annual and interim periods beginning in 2019.  Early adoption is permitted, but only beginning in 2018. The Company is currently assessing the impact of adoption on its consolidated financial statements.

The Company has chosen to qualify as an Emerging Growth Company (“EGC”) and use the deferral provisions under Securities Act Section 7(a)(2)(B) and therefore does not expect to adopt the guidance from new accounting policies issued with effective dates after April 2012 until such time as the earlier of when they become applicable to private enterprises or the Company no longer qualifies as an EGC.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

From time to time the Company may become a party to litigation matters involving claims against the Company. Management believes there are no current matters that would have a material effect on the Company's financial position or results of operations.

NOTE 4 – RELATED PARTY TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such a time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing.  There is no formal written commitment for continued support by shareholders or directors.

On November 30, 2015, the Company issued 30,000,000 shares of common stock to the majority shareholder for a total of $72,500 that was utilized in payment of $60,000 for assets acquired in an asset purchase agreement and $12,500 related to legal costs. There were no balances outstanding with related parties for the period ending December 31, 2015.

NOTE 5 – ACQUISITION

On November 30, 2015, the Company acquired certain intangible assets from the Predecessor against the issuance of common shares. The intangible asset represented a portfolio of multiple mobile applications used to generate revenues.

Total consideration of $60,000 was paid by a related party (Note 4).  The Company allocated the purchase price to the intangible asset based on the fair value of the assets acquired.
No liabilities were assumed during the transaction and no goodwill was recorded.

As at December 31, 2015, management has decided to impair the intangible asset for the full carrying value of $60,000 based on management’s review of revenues and expected future revenues associated with the intangible asset.  Management determined that the carrying value of the applications purchased fully exceeded the future discounted cash flows that could be derived from the purchased assets.

NOTE 6 – STOCKHOLDER’S EQUITY (SUCCESSOR)

Preferred Stock

The Company has authorized 10,000,000 preferred shares with a par value of $0.002 per share.  The Board of Directors are authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  No shares of preferred stock have been issued.

Common Stock

The Company has authorized 190,000,000 common shares with a par value of $0.002 per share.  Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

On November 30, 2015, the Company issued 150,000 shares separately to two previous owners of the predecessor company for a total of 300,000 shares in accordance with the Asset Purchase Agreement.  The shares were issued, for a deemed value of $600.

On November 30, 2015, the Company issued 30,000,000 shares of common stock to a related party, for the capital contribution of $72,500 used for the acquisition of $60,000 of assets and legal fees of $12,500.

As of December 31, 2015, the Company has 30,300,000 shares of common stock issued and outstanding.

NOTE 7 – PARTNERS’ CAPITAL (PREDECESSOR)

For the period ending November 30, 2015, the partners’ earned $19,940 of profits and withdrew cumulatively a total of $24,941.  In addition, a foreign exchange gain of $2,017 was recorded in Other Comprehensive Income.

For the period ending December 31, 2014, the partners’ earned $63,050 of profits and withdrew cumulatively a total of $55,822.  In addition, a foreign exchange loss of ($3,036) was recorded in Other Comprehensive Income.

NOTE 8 – INCOME TAXES

Successor

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The provision for refundable federal income tax at 34% for the period ended December 31, 2015 consisted of the following:
December 31, 2015
NOL carry forward	$24,351
Valuation allowance	(24,351)
Net deferred tax asset	$-

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

Federal income tax rate	34.0%
Increase in valuation allowance	(34.0%)
Effective income tax rate	0.0%

Utilization of the NOL carry forwards, of approximately $71,620 for federal income tax reporting purposes, which begin to expire 2035, may be subject to an annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). These ownership changes may limit the amount of the NOL carry forwards that can be utilized annually to offset future taxable income and tax, respectively.  In general, an "ownership change" as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.

Income taxes for the year 2015 remain subject to examination by the IRS .

15,000,000 Shares

Common Stock
Preliminary Prospectus

Through and including  [_____________], 2016 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

March  [____], 2016

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table indicates the costs and expenses to be incurred in connection with the offering described in this registration statement.

SEC registration fee	$15.11
Legal fees and expenses	12,500.00
Accounting and audit fees and expenses	14,480.00
Transfer agent fees	1,200.00
Total	$28,195.11

All costs and expenses related to this registration statement have been paid already, therefore no expenses or costs will be deducted from the gross proceeds from this offering.  Assuming we sell all 15,000,000 shares of our common stock under this offering at an initial public offering price of $0.01 per share, the amount of proceeds available to the Company will be $150,000.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The foregoing discussion of our Articles of Incorporation, Bylaws, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation, Bylaws, or law.  See also “Undertakings” set out in response to Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the shares of common stock in the three years preceding the filing of this registration statement that were not registered under the Securities Act of 1933.

On November 30, 2015, the Company entered into employment agreements with each of Messrs. Wadden and Mirzaagha, which are effective January 6, 2016.  Pursuant to the employment agreements, the Company agreed to issue 150,000 shares of common stock to each of Messrs. Wadden and Mirzaagha effective November 30, 2015 for a total of 300,000 shares of common stock.

On November 18, 2015, the Company authorized the issuance of 30,000,000 shares of our common stock to Yi Xing Wang in connection with the organization of the Company and the advancement of $72,500 to the Company to cover the purchase of the Apps pursuant to the Asset Purchase Agreement for $60,000 and legal fees of $12,500.

Phoenix Apps Inc. issued the securities to three (3) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended (the “Act”), as the conditions of Regulation S were met, including but not limited to the following conditions:

•	YI Xing Wang is a resident and citizen of China and were in China at the time of the sale of the shares;
•	Each of Messrs. Wadden and Mirzaagha are residents and citizens of Canada and were in Canada at the time of the sale of the shares;
•	Each of the parties receiving shares agree to resell the shares only in accordance with Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration; and
•	The certificate representing the shares sold contain a legend that transfer of the shares is prohibited except in accordance with the provisions of Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration and the hold may engage in hedging transactions with regards to Phoenix Apps Inc.’s common stock unless in compliance with the Act.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

(a) Exhibits

Exhibit No.	Exhibit Description	Previously Filed	Filed Herewith	To be Filed by Amendment

3.1	Articles of Incorporation of the Registrant (currently in effect).	*

3.2	Bylaws of the Registrant (currently in effect).	*

4.1	Specimen Common Stock certificate.	*

5.1	Opinion of Eilers Law Group P.A.	*

10.1	Asset Purchase Agreement dated November 30, 2015, by and between the Registrant, Corey Wadden and Saba Mirzaagha.	*

10.2	Employment Agreement dated November 30, 2015 between the Registrant and Corey Wadden.	*

10.3	Employment Agreement dated November 30, 2015 between the Registrant and Saba Mirzaagha	*

23.1	Consent of BF Borgers CPA PC independent registered public accounting firm.		*

23.2	Consent of Eilers Law Group P.A. (form contained in Exhibit 5.1 herein).	*

99.1	Form of Subscription Agreement	*

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	Each prospectus filed by the registrant shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.	Each prospectus required to be filed as part of a registration statement in reliance on Rule 430B relating to an offering for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

c.	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	In the event the registrant requests acceleration of effective date or filing of registration statement becoming effective upon filing then the registrant undertakes to advise you as follows:

a.	If any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or

b.	There is no underwriter, and

c.	The benefits of such indemnification are not waived by such persons:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned.

PHOENIX APPS INC.

By:	/s/ Yi Xing Wang
Name:	Yi Xing Wang
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yi Xing Wang	Chairman, President and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) and Member of the Board of Directors	March 25 , 2016
Yi Xing Wang

/s/ Corey Wadden	Member of the Board of Directors	March 25 , 2016
Corey Wadden

/s/ Saba Mirzaagha	Member of the Board of Directors	March 25 , 2016
Saba Mirzaagha